Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ladish Co., Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-53889) of Ladish Co., Inc. of our reports dated March 10, 2006 with respect to the consolidated balance sheets of Ladish Co., Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Ladish Co., Inc.

s/KPMG LLP

Milwaukee, Wisconsin
March 10, 2006

X-10